Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Lancaster Colony Corporation and subsidiaries and the effectiveness of Lancaster Colony Corporation’s internal control over financial reporting dated August 28, 2015, appearing in the Annual Report on Form 10-K of Lancaster Colony Corporation for the year ended June 30, 2015.

/s/ Deloitte & Touche LLP
Columbus, Ohio
November 16, 2015